Filed pursuant to Rule 433

January 13, 2006

Registration Statement No. 333-101155

Relating to Preliminary Prospectus Supplement

Dated January 12, 2006

Treasury Index LinkEd Securities (TILESSM)

Series 2006-1 due February 15, 2034

$[20,000,000]

[20,000] TILES Trust Units

($1,000 principal balance per Unit)

backed by

Goldman Sachs Capital I

6.345% Capital Securities due February 15, 2034

MS Structured Asset Corp.

Depositor and Sponsor

Issuer:	TILES, Series 2006-1
Expected Rating:	S&P Only, A-
Size:	$[20]MM
Underlying Securities:	Goldman Sachs Capital I, 6.345% due 2/15/2034
Settlement Date:	2/15/2006
Maturity Date:	2/15/2034
Call Option:	None
Coupon:	8% to 8/15/2007; Then 10CMT + [25-35] bps (SA 30/360)
Cap:	8%
Par:	$1000 (NYSE-Listed)
Offer:	Par less $20 (In Syndicate)
CUSIP:	89465GAA3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Prospectus Supplement

1